Exhibit 10.2

FIRST HAWAIIAN, INC.

LONG-TERM INCENTIVE PLAN

FORM OF

PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement (this “Award Agreement”) evidences an award of performance shares (the “Performance Shares”) by First Hawaiian, Inc., a Delaware corporation (“First Hawaiian”), under the First Hawaiian, Inc. Long-Term Incentive Plan (the “Plan”).  Capitalized terms used but not defined in this Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	(the “Grantee”).

Grant Date:	(the “Grant Date”).

Target Number of Performance Shares:

                       (the “Target Shares”). The number of Performance Shares that will actually vest will range from 0% to      % of the Target Number of Performance Shares (     % of the Target Shares, the “Maximum Award”) and be determined based on achievement of the Performance Metrics below.

Performance Period:	January 1, to December 31,

Vesting:

Performance Shares shall vest on the date the Committee determines the number of earned Performance Shares, which shall be within 60 days following the end of the Performance Period (the “Determination Date”). Any unearned Performance Shares as of the Determination Date will be immediately forfeited.

The Performance Shares will only vest if the Grantee is, and has been, continuously employed by First Hawaiian from the Grant Date through the Determination Date and to the extent that the Performance Metrics are satisfied, and any unvested Performance Shares will be forfeited upon any termination of Employment.

Notwithstanding the foregoing, in the event the employment of the Grantee is terminated by reason of death, Disability or Retirement, the Performance Shares will immediately vest in a prorated number of the Target Shares based on the Grantee’s date of termination of employment relative to the length of the Performance Period. Upon a Change in Control that occurs during the Performance Period, the Performance Shares will be treated in accordance with the Plan.

Performance Metrics:

The number of Performance Shares that will be earned at the end of the Performance Period (or, if earlier, through the date of a Change in Control) will be determined based on achievement of the performance metrics set forth in Annex A.

Delivery:

As of the Grant Date, one or more Certificates representing the Maximum Award will be registered in the name of the Grantee, but will be held by First Hawaiian or its designated agent until the applicable Delivery Date. Notwithstanding the foregoing, First Hawaiian may, in its sole and absolute discretion and in accordance with the terms of the Plan and applicable law, issue the Performance Shares in the form of uncertificated shares credited to a book entry account, subject to the restrictions on transferability imposed by this Award Agreement.

No later than 30 days after the Determination Date, First Hawaiian will deliver to the Grantee evidence of ownership of one Share for each Earned Performance Share (as defined in Annex A), subject to applicable tax withholding (the date the Shares are so issued, the “Delivery Date”). Notwithstanding the foregoing, in the event the employment of the Grantee is terminated by reason of death, Disability or Retirement, the date of such termination will be treated as the Determination Date and the number of Earned Performance Shares will be based on the prorated number of Target Shares earned in accordance with the terms of this Award Agreement.

Non-Transferability of the Performance Shares:

Prior to the Determination Date, the Shares delivered in respect of the Performance Shares, may not be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument) in any manner other than by will or by the laws of descent and distribution, and any attempt to sell, exchange, transfer, assign, pledge, hypothecate, fractionalize, hedge or otherwise dispose of the Shares delivered in respect of the Performance Shares in violation of this Award Agreement shall be void and of no effect and First Hawaiian shall have the right to disregard the same on its books and records and advise the registrar and transfer agent to place a stop order against the transfer of such Shares.

Dividends:

No cash dividends or other amounts shall be payable with respect to the Performance Shares prior to the Determination Date. No later than 30 days after the Determination Date, First Hawaiian will pay to the Grantee a cash amount equal to the product of (i) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the Performance Shares were adjusted pursuant to Section 1.6.3 of the Omnibus Plan), if any, paid on a Share from the Grant Date to the Determination Date and (ii) the Earned Performance Shares.

Voting Rights:	The Grantee will be the beneficial owner of the Performance Shares and shall have full voting rights with respect to such Performance Shares.

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference.  Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the Performance Shares.  In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control.  Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any employment agreement between the Grantee and First Hawaiian (“Employment Agreement”), the terms of the Employment Agreement will control.  By accepting this Award, the Grantee agrees to be subject to the terms and conditions of the Plan.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

FIRST HAWAIIAN, INC.

By:
Name:
Title:

[NAME OF GRANTEE]

ANNEX A